DATE:  October 10, 2011

FOR IMMEDIATE RELEASE
Media Contact:  David Donaldson (205) 298-3220
Investor Contact:  Mark Warren (205) 298-3220

JOHN McPHERSON ELECTED
SENIOR VICE PRESIDENT, STRATEGY AND BUSINESS DEVELOPMENT
FOR VULCAN MATERIALS COMPANY

Birmingham, Ala. – Vulcan Materials Company (NYSE: VMC) today announced that John McPherson (43) has been elected Senior Vice President, Strategy and Business Development for the Company.  He will report to the CEO and serve on the Company’s executive committee.

Mr. McPherson will join Vulcan from McKinsey & Company, the global management consulting firm.  As a Director (senior partner) of the firm, Mr. McPherson has worked with executive management teams across several industries on matters of strategy, operations and organization effectiveness.  He currently leads McKinsey’s Human Capital Practice and formerly served as the managing partner of the Dallas office.  Mr. McPherson began his career at Goldman Sachs & Co., where his work centered on capital-intensive, infrastructure-oriented clients.  He holds both undergraduate and MBA degrees from Stanford University.

According to Donald M. James, Chairman and CEO of Vulcan, “John will strengthen our senior management team by adding valuable experience and expertise, and will add to the already strong group who will become the next generation of leaders for our Company.  He will work with our divisions and lead an effort to enhance our performance and pursue strategic opportunities.  We look forward to having his energy and talents devoted full time to enhancing our performance and positioning our business for the future.”

Mr. McPherson is expected to join Vulcan in mid-October subject to his professionally concluding his current obligations with McKinsey & Company and its clients.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials.

For additional information about Vulcan Materials Company, see www.vulcanmaterials.com.

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